CUSIP No. 29385B109	13D	Page 91 of 100

Exhibit 99.13

EXECUTIVE OFFICERS AND DIRECTORS

OF

RHB PRE-IPO AND SPECIAL SITUATION FUND III

Set forth below is a list of each executive officer and director of RHB Pre-IPO and Special Situation Fund III setting forth the business address and present principal occupation or employment (and the name and address of any corporation or organization in which such employment is conducted) of each person.

Name and Business Address	Present Principal Occupation (principal business of employer)	Name and Address of Corporation or Other Organization (if different from address provided in Column 1)
Simon Ng 3rd Floor Zephyr House, 122 Mary Street, George Town, Grand Cayman, Cayman Islands	Director of RHB Pre-IPO and Special Situation Fund III, a special situations investment fund.

Tan Jee Toon 3rd Floor Zephyr House, 122 Mary Street, George Town, Grand Cayman, Cayman Islands	Director of RHB Pre-IPO and Special Situation Fund III, a special situations investment fund.

Jason Chen 3rd Floor Zephyr House, 122 Mary Street, George Town, Grand Cayman, Cayman Islands	Director of RHB Pre-IPO and Special Situation Fund III, a special situations investment fund.

Harrison Wang 3rd Floor Zephyr House, 122 Mary Street, George Town, Grand Cayman, Cayman Islands	Director of RHB Pre-IPO and Special Situation Fund III, a special situations investment fund.